Exhibit 99.1

Tidewater Announces Agreement for New Private Placement Financing
     NEW ORLEANS, September 9, 2010 (BUSINESS WIRE) – Tidewater Inc. (NYSE:TDW) announced today that it and a group of institutional investors have executed a note purchase agreement in regards to $425 million of senior unsecured notes. The note purchase agreement contemplates closings on October 15, 2010 and December 30, 2010, when the company expects to issue a multiple series of notes totaling $310 million and $115 million, respectively. The notes will have maturities ranging from 5 years to 12 years and have a weighted average life to maturity of approximately 9 years. The notes may be retired before their respective scheduled maturity dates subject only to a make-whole provision. The weighted average coupon on the notes is 4.25%.
     Proceeds from the note sales will be used to refinance borrowings under the company’s $450 million revolving credit facility, which remains available until May 2012, to fund capital expenditures related to the Company’s on-going fleet enhancement program and for general corporate purposes.
     The notes will be sold in a private placement to purchasers that are accredited investors and are restricted securities that may not be resold by such purchasers except pursuant to an exemption from registration under the federal securities laws.
     Dean Taylor, Tidewater’s Chief Executive Officer, noted “Tidewater’s ability to access the credit and capital markets on very favorable terms reflects the company’s strong financial position. In recent quarters, the company’s focus has shifted from fleet renewal and earnings replacement to longer-term growth initiatives. Competitive financing arrangements allow us to opportunistically acquire and/or build vessels that address changing customer requirements and to best position our company for a future market recovery.”
     Tidewater Inc. owns 397 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.
CONTACT: Tidewater Inc., New Orleans
Joe Bennett, Executive Vice President and Chief Investor Relations Officer
504-566-4506